UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Continental Materials Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTINENTAL MATERIALS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

On behalf of the Board of Directors, you are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Continental Materials Corporation (the “Company”). The meeting will be held in a Conference Room on the third floor of 440 South LaSalle Street, Chicago, Illinois 60605 on Wednesday, May 24, 2017, at 10:00 a.m. CDT, to consider and act upon the following matters:

(1)                                 the election of three directors to serve until the 2020 annual meeting or until their successors are duly elected and qualified;

(2)                                 approval of the terms of the Company’s Annual Incentive Compensation Plan;

(3)                                 the ratification of the appointment of BKD LLP (“BKD”) as independent registered public accounting firm for the Company for the 2017 fiscal year;

(4)                                 the transaction of such other business as may properly be presented at the meeting.

Only stockholders of record at the close of business on April 5, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of these stockholders will be available to any stockholder, for any germane reason, at the Company’s office, 440 South LaSalle Street, Chicago, Illinois, for ten days preceding the meeting and will also be available for inspection at the meeting.

Accompanying this notice are the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, a proxy statement, a form of proxy, and an envelope for returning the executed proxy to the Company. Your vote on these matters is important, regardless of the number of shares you own, and all stockholders are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting in person, please read these proxy materials and cast your vote on the enclosed proxy as soon as possible. Be sure to sign and date the proxy prior to returning it. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy at the annual meeting.

By Order of the Board of Directors,

Mark S. Nichter
Secretary

Chicago, Illinois
May 1, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2017

The proxy statement, Form 10-K for the fiscal year ended December 31, 2016 and the 2016 Annual Report to Stockholders are available at www.continental-materials.com/investors/.

CONTINENTAL MATERIALS CORPORATION

440 South LaSalle Street

Chicago, Illinois 60605

Annual Meeting of Stockholders

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Continental Materials Corporation, a Delaware corporation (the “Company”), for use at the 2017 Annual Meeting (the “Annual Meeting”) of the Company’s stockholders to be held at 10:00 a.m. CDT on May 24, 2017, in a Conference Room on the third floor of 440 South LaSalle Street, Chicago, Illinois 60605. To obtain directions to attend the Annual Meeting, please contact the Company at (312) 541-7200. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 1, 2017.

Voting Rights; Quorum

Stockholders of record at the close of business on April 5, 2017 will be entitled to vote at the Annual Meeting. On that date, the Company had issued and outstanding 1,682,563 shares of its Common Stock, $0.25 par value (the “Common Stock”). Each share of Common Stock is entitled to one vote on each matter properly proposed at the Annual Meeting. At least 841,282 shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

Methods of Voting

Stockholders may vote on matters that are properly presented at the Annual Meeting in two ways:

•                                          by completing the accompanying form of Proxy and returning it in the envelope provided; or

•                                          by attending the Annual Meeting and voting in person.

Stockholders holding Common Stock in “street name” should follow the voting instructions provided by the broker, bank or other organization that holds their shares. For stockholders planning to attend the Annual Meeting and vote in person, ballots will be available. If a stockholder’s shares are held in the name of their broker, bank or another stockholder of record, such stockholder must bring a legal proxy from the stockholder of record indicating that they were the beneficial owner of the shares on April 5, 2017.

Voting of Proxies; Revocation

Shares represented by properly executed proxies will be voted at the Annual Meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by the enclosed proxy, on which no specification has been made, will be voted:

•                                          “FOR” the election of each of the director nominees listed under “PROPOSAL 1 — ELECTION OF DIRECTORS;”

•                                          “FOR” the approval of the Company’s Annual Incentive Compensation Plan (the “Incentive Plan”) under “PROPOSAL 2 — APPROVAL OF THE TERMS OF THE COMPANY’S ANNUAL INCENTIVE COMPENSATION PLAN;” and

•                                          “FOR” for the ratification of the appointment of BKD LLP (“BKD”) as the Company’s independent registered public accounting firm for the 2017 fiscal year under “PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Stockholders may change their votes at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee, or, if the beneficial owner has obtained a legal proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, by attending the meeting and voting in person.

Vote Required

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting (other than advisory votes) is as follows:

Proposal	Vote Required

• Proposal 1 — Election of Directors

•                  Election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at the Annual Meeting. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal 2 — Approval of the Terms of the Annual Incentive Compensation Plan

•                  The key terms of the Incentive Plan permit the Company to structure awards to certain Named Executives under the Incentive Plan in a manner designed to assure that the awards will be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) as amended. The terms of the goals for the awards must be approved by the holders of a majority of Common Stock and must be re-approved every five years thereafter in order to permit the Company to structure awards to certain Named Executives under the Incentive Plan in a manner designed to assure that the awards will be deductible under Section 162(m). The proposal regarding the Incentive Plan requires the affirmative vote of the holders of a majority of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal 2. Broker non-votes will not be counted for the purpose of determining whether Proposal 2 has been approved and, thus, will have no effect other than that they will be counted for establishing a quorum. Abstentions will be counted as present and entitled to vote for purposes of Proposal 2 and, thus, have the same effect as a vote against Proposal 2.

Proposal 3 — Ratification of Engagement of Independent Registered Public Accounting Firm

•                For the ratification of the appointment of BKD as the Company’s independent registered public accounting firm for the 2017 fiscal year, the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote is necessary for approval. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal 3. Broker non-votes will not be counted for the purpose of determining whether Proposal 3 has been approved and, thus, will have no effect other than that they will be counted for establishing a quorum. Abstentions will be counted as present and entitled to vote for purposes of Proposal 3 and, thus, will have the same effect as a vote against Proposal 3.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Restated Certificate of Incorporation and By-laws, as amended, the Company has a Board consisting of nine persons, divided into three classes. The directors of each class serve terms of three years. At the Annual Meeting, three directors are nominated for election to a three-year term to the class of directors with terms expiring in 2020. Upon the recommendation of the Nominating Committee, the Board has nominated Ralph W. Gidwitz, Theodore R. Tetzlaff and Peter E. Thieriot for election, all of whom are current directors.

The proxy holders (named in the accompanying proxy card) intend to vote in favor of all of the Board’s nominees, except to the extent a stockholder withholds authority to vote for any of the nominees. All of the nominees have indicated their consent to being named as a nominee in the proxy statement and to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board who would be expected to continue, as nearly as possible, the existing management goals of the Company. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the 2017 Annual Meeting.

The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “WITHHOLD” will not be counted toward the election of directors or toward the election of individual nominees specified in the proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

The following sets forth information regarding each director nominee and continuing director, including each individual’s age, principal occupation and business experience during at least the past five years. In addition, the following information provides the Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director. Information concerning each director is based in part on information received from the respective directors and in part from the Company records.

Name	Served as Director Since	Position with the Company or Committee Memberships	Age

NOMINEES FOR ELECTION FOR A THREE YEAR TERM ENDING AT THE 2020 ANNUAL MEETING

Ralph W. Gidwitz	1984	Director	81

Theodore R. Tetzlaff	1981	Director, Chairman of the Compensation Committee	73

Peter E. Thieriot	2001	Director, Chairman of the Audit Committee and member of the Nominating Committee	74

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPANY’S NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Thomas A. Carmody	1994	Director, Chairman of the Nominating Committee and member of the Audit Committee	70

Ronald J. Gidwitz	1974	Director	72

Darrell M. Trent	1997	Director and a member of the Audit Committee and member of the Compensation Committee	77

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

William D. Andrews	2004	Director	69

Betsy R. Gidwitz	1996	Director	76

James G. Gidwitz	1978	Chairman of the Board and Chief Executive Officer of the Company since1983	70

Board Composition and Qualifications

Nominees for Election at the Annual Meeting

Ralph W. Gidwitz is the son of one of the founders of the Company and has served on the Board since 1984. Mr. Gidwitz is retired having previously started Capital Results LLC, a financial consulting company, for which he also served as the Managing Partner and Chief Executive Officer until 2009. Mr. Gidwitz has also served as the President and Chief Executive Officer of a private company engaged in manufacturing. Mr. Gidwitz served on the Board of Trustees for a local college as well as serving as its Treasurer and Chairman of its Finance and Investment Committees from 2006 to 2013. He currently serves on the Executive Committee of the Board of Governors of the City of Hope, a large research driven hospital and health care organization. He also served as a Director for three community associations and as Chairman and a Governor for a Chicago cultural group. The Board has concluded that Mr. Gidwitz adds invaluable and extensive business and financial experience as well as possessing experience in mergers and acquisitions. Mr. Gidwitz also represents the Company’s majority stockholder family.

Theodore R. Tetzlaff has served on the Board since 1981. Mr. Tetzlaff is an attorney at law and principal of Tetzlaff Law Offices, LLC. He was previously of counsel to the law firm of Ungaretti & Harris LLP from 2005 to 2012. He has also been a partner at other law firms where he served as the Managing Partner of one firm’s Chicago office and as a member of another firm’s Executive Committee. He served as General Counsel of Tenneco, Inc., a large publicly traded oil and gas company from 1992 to 1999 and General Counsel for Peoples Energy Corporation, a large publicly traded diversified energy company from 2003 to 2006. Mr. Tetzlaff has also served as Chairman of the Board of a large Chicago civic organization. The Board has concluded that Mr. Tetzlaff’s experience adds invaluable and extensive business experience as well as an in-depth understanding of legal issues that have affected or may affect the Company.

Peter E. Thieriot has served on the Board since 2001. He is currently the General Manager of EMR Land Co., a privately owned land and livestock company. He has served in that capacity since 2006. He previously served in the same capacity for the predecessor company, Elk Mountain Ranch Company, LLC, from 1993 to 2006. Mr. Thieriot possesses extensive and diverse experience having served in numerous capacities for The Chronicle Publishing Company (The Chronicle), a closely held, family, national media company. His roles have included President, Vice President, Publisher and Station Manager for newspapers and television stations owned by The Chronicle. Over the years, Mr. Thieriot has served as a director or trustee for numerous cultural, civic and other types of non-profit organizations as well as serving as a director of The Chronicle from 1977 to 1993. The Board has concluded that Mr. Thieriot’s diverse experience in various industries, including The Chronicle, adds a unique perspective to many of the issues and tasks that are the responsibility of the Company’s Board.

Directors Continuing in Office

Thomas H. Carmody has served on the Board since 1994. Mr. Carmody is the Chief Executive Officer of Summit International, LLC, a sports marketing and distribution company he founded in 1999. He has also served as the Chairman of the Board of Ameridream, a charitable organization providing housing down payment assistance for qualifying individuals, since 2003. Mr. Carmody has also served as Vice President of U.S. Operations and Vice President of the Sports Division of Reebok, International, LTD., a publicly traded footwear, apparel and fitness company. The Board has concluded that Mr. Carmody adds invaluable and extensive marketing and business experience, as well as adding an entrepreneurial approach to situations that the Company has faced or may face in the future.

Ronald J. Gidwitz is the son of one of the founders of the Company and has served on the Board since 1974. Mr. Gidwitz is currently a partner in GCG Partners, a strategic consulting and equity capital firm he co-founded in 1998. Mr. Gidwitz served as President and Chief Executive Officer of the Unilever HPC Helene Curtis Business Unit from 1996 to 1998. Prior to that, Mr. Gidwitz served as President (since 1979) and Chief Executive Officer (since 1985) and member of the Board of Directors of Helene Curtis, a Fortune 500 consumer products company. Before being appointed President of Helene Curtis, Mr. Gidwitz held a number of positions within the company, with responsibilities ranging from sales to manufacturing. Mr. Gidwitz currently serves as a director on the Board of Kapstone Paper and Packaging Corporation, a publicly traded company. Mr. Gidwitz is currently the Chairman Emeritus of the Boys & Girls Clubs of America as well as serving on the Boards of numerous other non-profit organizations including Rush University Medical Center, the Museum of Science and Industry and the Lyric Opera of Chicago. Mr. Gidwitz has also been appointed to various state and Chicago boards, commissions and chambers. In addition, in 2006 Mr. Gidwitz was a candidate for Governor of the State of Illinois. The Board has concluded that Mr. Gidwitz adds invaluable and extensive business and leadership experience as well as diverse experience in politics and state and local organizations which have provided key contacts to the Company on numerous occasions. Mr. Gidwitz also represents the Company’s majority stockholder family.

Darrell M. Trent has served as a Director since 1997. Mr. Trent has served as Chairman of the Board of Directors and Chief Executive Officer of Acton Development Company, Inc., a privately held real estate development and property management company since 1988. Mr. Trent was also Chairman of the Board and Chief Executive Officer of Clean Earth Technologies, Inc., an environmental management venture from 1992 to 1994. Mr. Trent took a leave of absence for part of 2003 to serve as a volunteer with the Coalition Provisional Authority in Iraq. Mr. Trent, a former U.S. Undersecretary of Transportation, was in Iraq to oversee the re-creation of Iraq’s Ministry of Transportation. The Board has concluded that Mr. Trent brings invaluable and extensive business experience in real estate development, a segment of the economy that directly impacts the Company’s Concrete, Aggregates and Construction Supply (CACS) business as well as affecting other products offered by the Company. He also provides a unique insider’s experience with the federal government to which the CACS business often supplies products through general contractors in the southern portion of the Front Range in Colorado.

William D. Andrews is retired and has served on the Board since 2004. Mr. Andrews previously served as a Senior Vice President and the Executive Vice President of Fixed Income for Stein, Roe and Farnham, an investment management firm during the period from 1986 to 2002. Mr. Andrews has served on numerous boards of non-profit organizations and private companies involved in a variety of activities. The Board has concluded that Mr. Andrews adds invaluable and extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and mergers and acquisitions, to the collective experience of the Board.

Betsy R. Gidwitz is the daughter of one of the founders of the Company and has served on the Board since 1996. She is retired having previously been an instructor at Massachusetts Institute of Technology until 1992. Ms. Gidwitz was involved on a leadership level in a number of community organizations while in Boston and continues to be similarly engaged in community organizations in the Chicago area. The Board has concluded that Ms. Gidwitz adds in-depth insight and knowledge about the short and long-term issues that affect the Company, as well as adding a unique academic thought process to the Board’s deliberations while also representing the Company’s majority stockholder family.

James G. Gidwitz is the son of one of the founders of the Company and has served on the Board since 1978. He has served as the Chairman of the Board and its Chief Executive Officer since 1983. Mr. Gidwitz also serves on the Boards of several non-profit institutions involved in such diverse activities as medical research and political analysis. Mr. Gidwitz served as Chairman of the Endowment Committee of The Hotchkiss School where he continues to serve on the Committee. Mr. Gidwitz also formerly served on the Board of the Hoover Institution, an organization associated with Stanford University. The Board has concluded that Mr. Gidwitz possesses strong leadership experience and knowledge of the Company and its business obtained through his long tenure with the Company. In addition, the Board believes that Mr. Gidwitz possesses the highest degree of integrity while also representing the Company’s majority stockholder family.

Family Relationships

James G. Gidwitz and Ronald J. Gidwitz are cousins of Ralph W. Gidwitz and Betsy R. Gidwitz. James G. Gidwitz and Ronald J. Gidwitz, together with their siblings and all descendants, and Ralph W. Gidwitz and Betsy R. Gidwitz, together with all descendants, including those of their deceased sibling, are herein referred to as the “Gidwitz Family.”

CORPORATE GOVERNANCE

The Board recognizes the importance of good corporate governance as a means of addressing the needs of the Company’s stockholders, employees, customers and community. Pursuant to the Delaware General Corporation Law, under which the Company is organized, the business, property and affairs of the Company are managed under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and management, by reviewing monthly financial and operational summaries and other materials prepared for them by management and by participating in meetings of the Board and its committees. During 2016, the Board held four meetings and the committees held a total of ten meetings. All directors attended 75% or more of the aggregate number of meetings of the Board and the committees of the Board during the time when they served. The Company’s policy is to invite and encourage all directors to attend the annual meeting of stockholders. All current directors attended the 2016 annual meeting of stockholders.

Code of Ethics

In furtherance of its corporate governance responsibilities, during April 2004, the Board adopted a formal Code of Ethics for the Chief Executive Officer and Senior Financial Officers and a formal General Code of Business Conduct and Ethics which is intended to provide guidelines regarding the actions of all of the Company’s directors, officers and employees. A copy of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as well as the Code of Business Conduct and Ethics, are available free of charge at the Company’s website at www.continental-materials.com in the section labeled “Governance.”  Should an amendment to or a waiver from the provisions of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers that apply to its executive officers occur, the Company intends to satisfy the disclosure requirements by posting such information on its website at www.continental-materials.com.

Board Leadership Structure and Role in Risk Oversight

The Company’s Chief Executive Officer, Mr. James G. Gidwitz, also serves as Chairman of the Board. The Board believes that this leadership structure is optimal for the Company at this time because Mr. Gidwitz’s extensive experience and history with the Company, together with his family’s controlling equity interest, provides the Company with strong and consistent leadership representing the interests of the stockholders while also balancing short-term goals with long-term opportunities. The current leadership structure does not hinder the non-management directors from raising issues or concerns for Board consideration; for this reason, the Company has not designated a lead independent director.

Management is responsible for managing the Company’s risk and for bringing to the Board’s attention, areas of risk which are most material to the Company. The Board, including its Audit Committee, which is comprised solely of independent directors, regularly reviews areas of risk to the Company and advises and directs management on the scope and implementation of policies, strategies and other actions designed to mitigate risk. The Company’s Audit Committee also works with management and the Company’s independent auditors to identify and address areas of significant risk to the Company.

Director Independence

The Company qualifies as a “controlled company” under the NYSE MKT corporate governance listing standards because more than 50% of the voting power is held by the Gidwitz Family and the Company has elected controlled company status.

As a controlled company, the Company is exempted from certain rules otherwise applicable to companies whose securities are listed on NYSE MKT, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the Company’s Board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors.

Under NYSE MKT rules, no director qualifies as independent until the Board makes an affirmative determination to that effect. In making this determination, the Board must affirmatively conclude that the director does not have a material relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board considers, among other factors: (a) the director’s current and historic relationships with the Company and its competitors, suppliers, customers and auditors, including compensation directly or indirectly paid to the director; (b) the director’s professional and family relationships with management and other directors; and (c) the relationships that the director’s current and former employers may have with the Company.

During fiscal 2015, the Board affirmatively determined that William D. Andrews, Thomas H. Carmody, Peter E. Thieriot and Darrell M. Trent were independent members as defined by the NYSE MKT corporate governance rules.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. As discussed above, the Company has elected to comply with the NYSE MKT corporate governance rules applicable to controlled companies. The Company developed written charters for each of the committees and believes that each charter complies with the applicable rules of the NYSE MKT and the requirements of the Securities and Exchange Commission (the “Commission”). The Company amended the charters in 2014 to include the provisions of the NYSE MKT corporate governance rules for a “smaller reporting company” and a “controlled company.” Copies of the three committee charters are available free of charge at the Company’s website at www.continental-materials.com in the section labeled “Governance.” The Committee charters are also available in print upon request by writing to the Corporate Secretary, Continental Materials Corporation, 440 South LaSalle Street Suite 3100, Chicago, Illinois 60605.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: (a) the financial reports and other financial information provided by the Company to any governmental body or the public; (b) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. A written charter defining the responsibilities of the Committee has been adopted. The Audit Committee consists of Peter E. Thieriot, Chairman, Darrell M. Trent and Thomas H. Carmody. The Audit Committee held a total of five meetings during the fiscal year ended December 31, 2016.  For additional information regarding the responsibilities of the Audit Committee see the section captioned “AUDIT COMMITTEE

REPORT” in this proxy statement. A copy of the Charter and Powers of the Audit Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section of this proxy statement.

Compensation Committee

The primary function of the Compensation Committee is to establish and administer compensation policies and plans with respect to the officers of the Company and its subsidiaries. The Compensation Committee consists of Theodore R. Tetzlaff, Chairman, and Darrell M. Trent. The Compensation Committee held a total of four meetings during the fiscal year ended December 31, 2016. A more complete description of the Compensation Committees responsibilities and functions is contained in the section captioned “Compensation Discussion and Analysis” of this proxy statement. A copy of the Charter of the Compensation Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section.

Nominating Committee

The primary functions of the Nominating Committee are to: (a) review the composition of the Board for succession planning purposes, as well as to ensure that the Board members collectively possess the skills and expertise deemed necessary for effective performance of its leadership responsibilities; (b) identify individuals qualified to serve as members of the Board; (c) recommend to the Board director nominees to be presented at the annual meeting of stockholders and nominees to fill vacancies on the Board, whether caused by retirement, resignation, death or otherwise; and (d) develop and recommend to the Board such corporate governance policies as the Nominating Committee believes appropriate and desirable. The Nominating Committee consists of Thomas H. Carmody, Chairman, and Peter E. Thieriot. The Nominating Committee held a total of one meeting during the fiscal year ended December 31, 2016. The Nominating Committee approved the inclusion of the three directors standing for re-election who are listed on the Company’s proxy card for the 2017 annual meeting. A copy of the Charter of the Nominating Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section.

Director Nominations

Director nominees are generally identified through recommendations from members of the Board or management; however, candidates recommended by stockholders will be considered. To recommend a candidate for consideration by the Nominating Committee, a stockholder must submit the recommendation in writing to the Company’s Corporate Secretary at the following address:

Corporate Secretary

Continental Materials Corporation

440 South LaSalle Street, Suite 3100

Chicago, Illinois 60605

The Nominating Committee requires that the recommendation include the following:

•                  the name and address of the stockholder making the recommendation and evidence of his or her ownership of Company stock, including the number of shares and period of ownership;

•                  the name and address of the director candidate, and his or her resume or listing of qualifications, taking into account the criteria described below; and

•                  the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

For a candidate to be considered by the Nominating Committee for inclusion in the slate of nominees proposed by the Board at the next annual meeting of stockholders, the stockholder’s recommendation must be received by the Corporate Secretary no later than January 26, 2018. The Company does not intend to evaluate nominees proposed by stockholders any differently than other nominees to the Board.

The Nominating Committee maintains formal criteria for selecting directors to assure that each candidate:

•                  possesses fundamental qualities of intelligence, honesty, business acumen, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•                  has a genuine interest in the Company and recognizes that, as a member of the Board, each director is accountable to all Company stockholders;

•                  has a background that demonstrates an understanding of business and financial affairs;

•                  is or has been in a senior position in a business, university or major unit of government;

•                  has no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders;

•                  has the ability and is willing to spend the time required to function effectively as a director;

•                  is compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and

•                  has independent opinions and is willing to state them in a constructive manner.

In addition to the individual qualities discussed above, the Nominating Committee seeks to ensure that the Board, in the aggregate, is diverse in background and expertise such that the composite Board possesses various viewpoints, strengths and abilities that are of importance to the Company. Although the Company does not have a specific diversity policy for director candidates, the Board believes that diversity is an important component of an effective Board and the Nominating Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

Executive Sessions

The Board has determined that, in order to satisfy its corporate governance responsibilities, the Board will meet in executive session without management or any non-independent director present as often as deemed appropriate. The Audit Committee is required by its charter to meet at least annually in separate executive sessions with the independent auditor and management as deemed necessary. These requirements were met during 2016.

Contacting the Board of Directors

The Company has established a process for sending communications to members of the Board. Specifically, stockholders and other interested parties may contact any of the Company’s directors, including the Chairman, by mail at the following address:

Name of Continental Materials Director

c/o Corporate Secretary

Continental Materials Corporation

440 South LaSalle Street, Suite 3100

Chicago, Illinois 60605

All communications will be forwarded by the Company’s Corporate Secretary directly to the named director or the Chairman of the Board, if no individual director is specified.

Stockholder Proposals and Other Matters

Any proposals to be considered for inclusion in the Company’s proxy materials for its 2018 annual meeting of stockholders may be made only by a qualified stockholder and must be received by the Company no later than January 26, 2018. The Company will determine whether to include such a proposal in its proxy materials in accordance with Commission rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally requires the Company’s directors, executive officers and owners of more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “Commission”) reports of beneficial ownership and changes in ownership, on Forms 3, 4 and 5, generally within two business days of the date of a purchase or sale transaction. Such officers, directors and 10% owners are required by Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and representations that no other reports were required to be filed during the fiscal year ended December 31, 2016, all executive officers, directors and 10% owners of the Company complied with the Section 16(a) filing requirements during fiscal year 2016. To the Company’s knowledge, as of the date of this proxy statement, all such reporting obligations have been satisfied.

Certain Relationships and Related Transactions

The Company purchases insurance coverage for workers’ compensation, property and excess liability with another company controlled by the Gidwitz Family to minimize insurance costs and to obtain other more favorable terms. The cost of such insurance is allocated based upon a formula that considers, among other things, nature of risk, loss history and size of operations. From time to time, the Company will advance payments to the insurance carriers on behalf of the other company. The Company invoices the other company its respective share of each payment. During fiscal 2016, the other company paid its respective share in the same month that it was invoiced. The Company’s participation in this arrangement has, in management’s opinion, resulted in significant savings to the Company in terms of the cost of insurance premiums and other related charges.

The Company leases office space at 440 South LaSalle Street, Chicago, Illinois that is used as its corporate headquarters. The Company subleases some of the office space to two companies controlled by the Gidwitz Family as well as one of the Company’s directors. The lease expense is allocated using a formula based primarily upon the square footage occupied by each of the tenants. Common space within the office is allocated based upon the ratio of the square footage occupied by each of the tenants to the total square footage under lease. In management’s opinion, the Company participation in this lease arrangement has resulted in its ability to lease space at more favorable rates than had it sought to lease a smaller space on its own.

Theodore R. Tetzlaff has served as a director of the Company since 1981. Mr. Tetzlaff formed Tetzlaff Law Offices, LLC in April 2012 and has been engaged to represent the Company in various legal matters since that time. During 2016, Tetzlaff Law Offices continued to represent the Company in its lawsuit against Valco, Inc. seeking, among other things, to rescind its Pueblo, Colorado sand and gravel lease. The suit against Valco, Inc. is ongoing. The Company has also engaged Tetzlaff Law Offices, LLC to represent the Company in various personnel matters, two of which have continued into 2017. During the 2016 fiscal year, which began on January 4, 2016, the Company has been billed approximately $414,000 for services provided by Tetzlaff Law Offices, LLC.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the Compensation Committee’s executive compensation philosophy, objectives and programs, and explains the basis on which fiscal 2016 compensation determinations were made with respect to the Company’s named executive officers. For purposes of this discussion, the Company’s named executive officers in fiscal 2016 were as follows:

Name	Title
James G. Gidwitz	Chairman and Chief Executive Officer
Mark S. Nichter	Vice President, Chief Financial Officer and Secretary

Compensation Committee Governance and Compensation Philosophy

The Compensation Committee makes recommendations to the Board concerning compensation for the named executive officers and determines compensation for other officers. The Compensation Committee also oversees benefit plans in which the named executive officers participate. A copy of the Charter of the Compensation Committee, which is reviewed and revised as appropriate, is available as noted in the section captioned “Committees of the Board” section of this proxy statement.

The Company believes that executive compensation should be closely linked to corporate performance. Accordingly, in years in which performance goals are achieved or exceeded, executive compensation should be higher than in years in which the performance is below expectations. At the same time, the Compensation Committee is cognizant of its need to offer compensation that is competitive. By providing the opportunity for compensation that is comparable to the levels offered by other similarly situated companies, the Company is able to attract and retain key executives. The Compensation Committee regularly reviews the Company’s compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The Committee periodically engages an independent compensation consulting firm to assist it in determining the competitiveness of the Company’s overall compensation structure. Compensation is reviewed from a base salary standpoint as well as considering the total compensation package received by each executive. A written report of the conclusions of the independent compensation consulting firm is provided to management and the Compensation Committee. In years that compensation is not reviewed by an independent compensation consultant, the Compensation Committee tends to consider the consumer price index as a benchmark for base salary increases.

Compensation Program Components

To achieve its compensation goals, the executive compensation program consists primarily of the following components:

•                  base salary;

•                  cash bonus;

•                  defined contribution profit sharing plan; and

•                  perquisites and other benefits.

All components are reviewed annually, individually and in the aggregate, considering corporate performance and individual initiative and performance. While each component is discussed in more detail below, it is the Compensation Committee’s intention to establish base salaries commensurate with those paid by companies of similar size and complexity, while providing the named executive officers with the ability to receive a significant portion of their total compensation through the Company’s bonus program, which is contingent on meeting corporate and personal performance goals related to the Company’s operations. This places a large percentage of their compensation at risk while more closely aligning their interests with the interests of the Company’s stockholders. The employee benefits and perquisites offered by the Company have generally been established in response to competitive offerings and also with the goal of enabling the executives to focus on their job duties. As noted above, the Compensation Committee considers the written report from the independent compensation consulting firm in years when a formal review is performed, the recommendations of the Chief Executive Officer and the Compensation Committee’s own discretion in establishing both the base salary and total compensation packages for the executives.

Base Salaries

Base salaries are used to provide annual cash income to executives to compensate them for services rendered during the fiscal year. The Compensation Committee establishes salaries annually based on a review of each officer’s individual responsibilities, performance and through comparisons with companies of similar size and complexity. Officer salaries are typically reviewed and adjusted each year at the Compensation Committee’s meeting in either March or May. At the suggestion of management, the Compensation Committee did not award a salary increase to the Company’s Chief Executive Officer during 2016. The Committee met on January 11, 2016 to determine the compensation to be paid to Mr. Nichter effective January 1, 2016 upon his appointment to the position of Vice President and Chief Financial Officer. Mr. Nichter’s base salary was increased to $200,000. The last independent compensation review commissioned by the Committee was delivered to the Company in July 2013 and included a formal review of the base salaries and total compensation levels of 30 management personnel at the Company and its subsidiaries.  For those years that no independent review is performed, increases, if awarded, are generally based upon the Department of Labor index of increases in general compensation levels.

Cash Bonuses

The bonus program is intended to provide an opportunity to receive additional cash compensation but only if it is earned through achievement of specified performance goals. At the beginning of each year, the Compensation Committee establishes the annual target goals for earnings and return on net investment considering the Company’s annual business plan and the Company’s prior year’s performance. In this context, “return on net investment” is defined as earnings before interest, income taxes and amortization of intangible assets as a percentage of the sum of the average shareholders’ equity plus the average funded debt for the year. Other Company-wide goals and personal goals may also be considered to the extent these goals further the objectives of the Company. The Committee relies primarily on mathematical formulae in calculating the portion of the bonuses to be granted related to the goals established for earnings and return on net investment. The level of achievement of personal goals is more subjective and is often based on the successful achievement of certain transactions or other goals which may be measured by the Committee on a discretionary, non-quantifiable basis. Personal goals were not included in the determination of bonuses awarded for 2016. The Committee also considers the Company’s liquidity and capital resources. In early 2017, the Committee reviewed the Company’s performance against the established targets for earnings and for the percentage return on net investment for the prior year and concluded that the return on net investment goal was achieved at the Maximum level while the earnings goal was achieved at slightly above the Target level. As calculated under the formula, the Committee awarded bonuses to Messrs. Gidwitz and Nichter in the amounts of $450,000 and $141,000, respectively. The Committee believes that these performance measures serve to align the interests of executives with the interests of stockholders.

Under the bonus program effective for 2016, the bonus criteria were weighted as follows: for Messrs. Gidwitz and Nichter, earnings goal — 60%; return on net investment goal — 40%. The two executives were eligible to earn bonus awards as a percentage of their base salaries as follows:

Name	Threshold	Target	Maximum
James G. Gidwitz	30%	60%	120%
Mark S. Nichter	20%	40%	80%

To illustrate hypothetically by way of example, assuming achievement of the threshold level for the earnings goal and target level on the net investment goal, Mr. Gidwitz’ bonus would be calculated as follows: 30% x 60%, or 18% awarded for the earnings performance and 60% x 40%, or 24%, for the net investment goal. This would yield a total award of 42% of Mr. Gidwitz’s 2016 base salary.

The Committee’s policy and belief is that eligible employees should have a reasonable likelihood of achieving the target level of performance such that, over time, the bonuses paid should be at or near the target level.

Profit Sharing Plan, Benefits and Perquisites

Executives participate in each of the benefit plans or arrangements that are made available to all salaried employees generally, including medical and dental benefits, life and disability insurance, and the profit sharing plan, which is qualified under Internal Revenue Code Section 401(k). The Compensation Committee considers all of these plans and benefits when reviewing total compensation of the named executive officers. With respect to life insurance, officers receive coverage of three and a half times their salaries to a maximum of $650,000. The premium associated with this coverage is added to the individual’s taxable wages. Life insurance in excess of those amounts is at the discretion of the employee and the associated premiums are paid by the employee. With respect to the profit sharing plan, any individual whose compensation is in excess of the amount eligible for the Company’s matching contribution to the profit sharing plan, as established by the Internal Revenue Service, participates in an unfunded supplemental profit sharing plan (the “Supplemental Plan”). The Company does not provide any benefit plans intended to benefit only the named executive officers.

The Company provides company-leased cars to the executive officers named in the Executive Compensation Table for their use. An annual payment is made to each named executive officer and included in their individual taxable wages, which is used to reimburse the Company for the lease expense incurred for the year. This payment, which is included in All Other Compensation, is grossed up for the related taxes. In providing the cars to the executives, the Compensation Committee considered the frequency that the executives found it necessary to work outside of normal business hours when other forms of transportation were less available or convenient.

The Company has, on occasion, provided the named executive officers with an insignificant amount of tax or legal service. During 2016, no such services were incurred by any of the named officers. The Company does not provide any other perquisites to the named executive officers such as country club memberships or personal travel.

Stock Option and Long-Term Equity Plans

There are no equity compensation plans, whether approved by security holders or not, existing as of December 31, 2016 related to the named executive officers. The Compensation Committee believes that equity compensation plans are not a necessary component of executive compensation at the present time due to the number of shares currently held by affiliates of the Company and the limited market liquidity for the Company’s Common Stock.

Conclusion

After reviewing all of the components of its existing compensation program, including perquisites, the Compensation Committee has determined that, after giving consideration to the effects of the economy on the Company’s operating performance during the past few years, the total annual compensation received by the named executive officers and other officers of the Company is reasonable and competitive with the compensation programs provided by other corporations of similar size and complexity while also considering the liquidity and capital resources currently available to the Company. Moreover, the Compensation Committee believes that it has maintained compensation at levels that reflect each executive officer’s contribution towards the Company’s objectives.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no interlocks or other relationships among the Company’s executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee of the Board of Directors

Theodore R. Tetzlaff (Chairman)

Darrell M. Trent

EXECUTIVE SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Company’s principal executive officer and its two other executive officers for 2016 and 2015. The amounts shown include all compensation for services to the Company and its subsidiaries in all capacities.

Name and Principal Position	Year	Salary	Bonus (4)	All Other Compensation (5)	Total
James G. Gidwitz	2016	$520,000	$450,000	$73,404	$1,043,404
Chairman and Chief Executive Officer (1)	2015	520,000	356,974	101,078	978,052

Mark S. Nichter	2016	200,000	141,000	22,044	363,044
Vice President and Chief Financial Officer (2)	2015	155,000	17,000	6,511	178,511

Joseph J. Sum	2016	—	—	—	—
Former Vice President and Chief Financial Officer (3)	2015	239,000	59,000	22,384	320,384

(1)                                 Mr. Gidwitz, age 70, has served as a director of the Company since 1978, and has been Chairman of the Board and Chief Executive Officer of the Company since 1983.

(2)                                 Mr. Nichter, age 66, currently serves as Chief Financial Officer, Vice President, Treasurer and Secretary of the Company. Mr. Nichter was named Chief Financial Officer, Vice President and Treasurer effective January 1, 2016 upon the retirement of Mr. Sum. Mr. Nichter has been an officer of the Company since 1989. Mr. Nichter has served as the Company’s Secretary since March1993 and Corporate Controller from 1989 through 2015.

(3)                                 Mr. Sum, age 68, served as Chief Financial Officer, Vice President and Treasurer of the Company until his retirement, effective December 31, 2015. Mr. Sum had been an officer of the Company since 1978. Mr. Sum served as Vice President and Treasurer of the Company since 1988. Mr. Sum previously served as Assistant Treasurer of the Company from 1978 through August 1988, Controller from 1979 through January 1989 and Secretary from 1983 through February 1993.

(4)                                 Included in the bonuses for 2015 paid to Messrs. Gidwitz and Sum were $246,974 and $25,000, respectively, related to awards made in prior years which payments were deferred at the request of the individuals due to the cash position of the Company at the time of the awards.

(5)                                 All Other Compensation includes other compensation not required to be included in any other column. The items comprised by these totals are set forth in the following table:

Name	Year	Contributions to 401(k) Plan	Contributions to Supplemental Profit Sharing Plan	Imputed Gain (Loss) on Supplemental Balance (1)	Company Provided Auto or Auto Allowance (2)	Other	Total
James G. Gidwitz	2016	$21,200	$29,200	$(12,372)	$35,376	—	$73,404
	2015	10,679	20,561	33.428	36,400	—	101,078

Mark S. Nichter	2016	17,360	—	—	4,684	—	22,044
	2015	6,246	—	—	265	—	6,511

Joseph J. Sum	2016	—	—	—	—	—	—
	2015	9,669	—	(7,113)	19,828	—	22,384

(1)                                 The imputed gain or loss is determined by applying the same rate of return to the deferred balances as the employee has realized on his 401(k) Plan investments exclusive of investments in the Common Stock, if any.

(2)                                 The amounts paid to Messrs. Gidwitz, Nichter and Sum represent payments to them from which they, in turn, reimbursed the Company for the annual amount expended for the leased cars. The 2016 amounts included a gross-up for taxes of $16,167 and $1,597 for Messrs. Gidwitz and Nichter, respectively. The 2015 amounts included a gross-up for taxes of $16,635, $7,753 and $88 for Messrs. Gidwitz, Nichter and Sum, respectively.

Retirement Benefits

Profit Sharing Plan:  The Company has a contributory profit sharing retirement plan qualified pursuant to Internal Revenue Code Section 401(k) for the benefit of qualifying employees, including the named executives. Company contributions, if any, are determined at the discretion of the Compensation Committee together with management after the review of all the relevant factors, primarily profitability, at year-end.

Unfunded Supplemental Profit Sharing Plan:  The Company also maintains the Supplemental Plan for salaried employees which enables the Company to pay, to any person whose contribution to the Profit Sharing Plan has been restricted as a result of the limitations imposed by Section 401 of the Internal Revenue Code, an amount equal to the difference between the amount the person would have received as Company matching contributions to his/her account under the Profit Sharing Plan had there been no limitations and the amount the person will actually receive under the Profit Sharing Plan giving effect to the limitations.

The Supplemental Plan provides for the employees’ balances to be credited or charged with a gain or loss determined by applying the same rate of return to the deferred balances as the employees realized on their Profit Sharing Plan investments exclusive of investments in the Common Stock.

The Supplemental Plan is unfunded and amounts owed to the employees covered thereby are considered to be general obligations of the Company. The Supplemental Plan was amended in 2007 to remain in compliance with Internal Revenue Service Rule 409A. Two separate plans were created for each participant whose account was credited with contributions both before and after December 31, 2004. The original Supplemental Plan for contributions made prior to January 1, 2005 was amended to add provisions which allow an employee to take an in-service withdrawal of amounts accumulated in the Supplemental Plan prior to or on December 31, 2004 provided the employee forfeits 10% of his then current Supplemental Plan account balance. The forfeited amount reverts back to the Company. The new Supplemental Plan for contributions after 2004 does not permit in-service withdrawals. Contributions and earnings or loss imputed on the balance are disclosed in the above table.

Equity Compensation Plans

The Company has no equity compensation plans for its employees, whether approved by security holders or not, existing as of December 31, 2016; however effective December 30, 2010, the 2010 Non-Employee Directors Stock Plan was established after being approved by a majority of the security holders. The principal features of the plan are described below.

DIRECTOR COMPENSATION

The Board’s policy is to pay each director who is not an officer or employee of the Company an annual retainer (as described below) plus the following fees:

•                  $750 for each Board meeting attended;

•                  $750 for each committee meeting attended;

•                  $6,000 Audit Committee chair retainer fee; and

•                  $3,000 retainer fee for all other committee chairs.

In December 2010, the holders of shares representing a majority of the voting power of the Common Stock gave their written consent to a resolution by the Company’s Board of Directors adopting the Company’s Non-Employee Director Stock Plan (the “Plan”), pursuant to which the non-employee directors of the Company receive their annual base retainer payment in the form of Common Stock, instead of cash. Notice of this resolution was sent to all shareholders by the mailing of a copy of the “Information Statement Pursuant to Section 14 of the Securities Exchange Act of 1934 and Regulation 14C and Schedule 14C Thereunder” together with a cover letter on December 10, 2010. The Plan, which became effective December 30, 2010, reserved 150,000 treasury shares as the maximum number of shares that could be issued under the Plan. In April 2016, the Compensation Committee approved a grant of 1,500 shares of Common Stock to each qualifying director for 2016 service. The grant date was set as April 6, 2016. The fair market value of this grant, determined by reference to the closing price of the Common Stock as quoted on the NYSE MKT exchange as of Tuesday, April 5, 2016, was $18,945. A total of 66,000 shares remain available for issuance under the Plan. The number of shares to be granted for future years’ service will be determined annually.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2016. The Company does not currently compensate the Board members except as discussed above.

Name (1)	Total Fees Earned or Paid in Cash (2)	Total Fees Earned or Paid in Stock (3)	Total
William D. Andrews	$3,000	$18,945	$21,945
Thomas H. Carmody	9,000	18,945	27,945
Betsy R. Gidwitz	3,000	18,945	21,945
Ralph W. Gidwitz	3,000	18,945	21,945
Ronald J. Gidwitz	3,000	18,945	21,945
Theodore R. Tetzlaff	9,000	18,945	27,945
Peter E. Thieriot	13,500	18,945	32,445
Darrell M. Trent	9,750	18,945	28,695

(1)                                 James G. Gidwitz, Chief Executive Officer and Chairman of the Board, is not included in this table as he is an employee of the Company and receives no additional compensation for his service as director. Mr. Gidwitz’ compensation is shown in the above Executive Summary Compensation Table.

(2)                                 None of the directors received perquisites or other personal benefits.

(3)                                 Represents 1,500 shares at $12.63 per share issued April 6, 2016.

PROPOSAL 2

APPROVAL OF THE TERMS OF THE COMPANY’S ANNUAL INCENTIVE COMPENSATION PLAN

The Company is seeking your approval of the key terms of the Company’s Incentive Plan. Approval of the key terms of the Incentive Plan permits the Company to structure awards to certain Named Executives under the Incentive Plan in a manner designed to assure that the awards will be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162 (m)”), as amended. The terms of the goals for the awards must be approved, and re-approved every five years thereafter, in order to permit the Company to structure awards to certain Named Executives under the Incentive Plan in a manner designed to assure that the awards will be deductible under Section 162(m).

The following description is subject to the terms of the Incentive Plan, the text of which is shown in Appendix I that was approved and adopted by the Board of Directors for the Company to be effective on January 1, 2017.

Summary of the Incentive Plan

Criteria for Granting Awards

The Incentive Plan provides for annual cash awards to participants based on achievement of specific performance goals relating to a specific year. The goals for any award may be based on one or more of the Performance Criteria defined in Step One of Article IV of the Incentive Plan (see Appendix I). For example, awards could be based on achievement of various financial measures, business development, productivity, customer satisfaction, or any other factor set forth in the Incentive Plan. For 2017, the Compensation Committee determined that for all participants the criteria for awards would be based on the following (weightings of each in parenthesis):

•                  consolidated pre-tax profit (60%);

•                  consolidated return on net investment (40%); and

•                  achievement of significant personal goals (the goals and the award to be determined by the Compensation Committee at its sole discretion).

Eligibility

The Compensation Committee of the Board of Directors retains sole and complete discretion to determine the eligibility of and the amount of the bonus award to each executive officer.

The CEO or the Board of Directors retains sole and complete discretion to determine the eligibility of each executive officer as well as any other full or part-time employee of the Company (excluding collectively bargained employees). Newly hired employees of the Company may participate mid-year.

Expenses

The Company pays the expenses of the Incentive Plan.

Awards to Participants

For awards to participants, including Named Executives, the Compensation Committee selects the performance criteria and establishes the related goals to be used to measure performance. It also establishes the formula for determining the amount of the award that is earned by each individual and identifies any minimum performance levels below which no award will be paid. Awards may range from 0% to 200% of the target award depending upon performance, which will be a specified percentage of a participant’s annual base salary based upon position. The maximum dollar amount of compensation paid as an annual bonus will not under any circumstances exceed 200% of annual base salary for each such employee participant in the Incentive Plan.

Conditions

The Incentive Plan has certain conditions which must be met prior to the distribution of any award to a participant following termination of employment. These conditions include continuing employment with the Company or a subsidiary or, if termination was for a reason other than death, meeting the requirements of a written agreement as set forth in Article 5 of the Incentive Plan. The Incentive Plan also makes provisions for recoupment of a bonus award in the event of a restatement of the Company’s financial results that would reduce a previously granted bonus award’s size or payment.

Termination, Suspension or Modification and Interpretation of the Incentive Plan

The Board may terminate, suspend or modify all or part of the Incentive Plan at any time. The Compensation Committee has sole authority over administration and interpretation of the Incentive Plan including the right to exercise discretion as it sees fit.

Stockholder Approval Condition

As required by the Incentive Plan, the Compensation Committee timely established target award amounts under the Incentive Plan for officers, including Named Executives, as well as other employees for the 2017 performance period. These target awards are subject to Shareholder approval. The amount of the awards which ultimately may be payable for 2017 performance cannot be determined at this time.

If Proposal 2 is approved, the terms of the Incentive Plan will continue for awards to Named Executives and other employees for 2017 and future years. If Proposal 2 is not approved, no bonus awards will be made for 2017 and future years under the Incentive Plan.

Resolution

Therefore the Company is providing shareholders with the right to vote to approve the following resolution relative to the Company’s Incentive Plan:

“RESOLVED, that the terms of the Company’s Annual Incentive Compensation Plan as described in Proposal 2 of the Proxy Statement and shown in Appendix I thereto, are approved.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE TERMS OF THE COMPANY’S

ANNUAL INCENTIVE COMPENSATION PLAN.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following information is furnished as to the Common Stock of the Company owned beneficially as of April 5, 2017 by (i) each director, (ii) the named executive officers, (iii) directors and named executive officers as a group, and (iv) persons that have reported beneficial ownership of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	No. of Shares		Percent of Class (1)
Gidwitz Family (2) 440 South LaSalle Street, Suite 3100 Chicago, Illinois 60605	1,042,812	(3)	62.0%
Franklin Advisory Services, LLC One Parker Plaza, 16th Floor Fort Lee, NJ 07024	115,000	(4)	6.8%
William D. Andrews	42,225		2.5%
Thomas H. Carmody	4,700		*
James G. Gidwitz	99,142	(3)(5)	6.0%
Betsy R. Gidwitz	18,002	(6)	1.1%
Ralph W. Gidwitz	18,002	(7)	1.1%
Ronald J. Gidwitz	18,002	(8)	1.1%
Mark S. Nichter	—		*
Theodore R. Tetzlaff	12,000		*
Peter E. Thieriot	14,000		*
Darrell M. Trent	14,000		*
All directors, nominees and named officers as a group (includes ten persons)	1,156,383	(9)	68.7%

*                                         Percentage of shares beneficially owned does not exceed 1%.

(1)                                 Calculations are based on 1,682,563 shares of Common Stock outstanding as of April 5, 2016.

(2)                                 The Gidwitz Family includes James G. Gidwitz, Ronald J. Gidwitz and their three siblings, and Ralph W. Gidwitz and Betsy R. Gidwitz. These seven family members, together with their descendants and the descendants of one deceased family member, are herein referred to as the “Gidwitz Family.” The Gidwitz Family holdings include the shares identified in the table above and directly owned by James G. Gidwitz, Betsy R. Gidwitz, Ralph W. Gidwitz and Ronald J. Gidwitz, as well as the following shares:

(a)                                 727,126 shares owned by the CMC Partnership whose managing partners are Betsy R. Gidwitz, James G. Gidwitz, Ralph W. Gidwitz, and Ronald J. Gidwitz;

(b)                                 126,208 shares owned by the CMC-GFAM Partnership whose beneficial owners are certain members of the Gidwitz Family, including trusts created for the benefit of the children of James G. Gidwitz and Ronald J. Gidwitz;

(c)                                  30,330 shares held directly by members of the Gidwitz Family other than the directors and executive officers listed in the security ownership table above. James G. Gidwitz, Betsy R. Gidwitz, Ralph W. Gidwitz and Ronald J. Gidwitz disclaim beneficial ownership of the shares referenced in this Note as indirectly owned, except to the extent of their respective beneficial ownership interests in the entities that hold such shares. The combined reporting of the shares referenced in this Note does not constitute an admission on the part of any individual member of the Gidwitz Family that the Gidwitz Family constitutes a “group” within the meaning of SEC Regulation 13D; and

(d)                                 6,000 shares held in a trust for which James G. Gidwitz has uncompensated investment authority but disclaims beneficial ownership of these shares except to the extent of his position as Trustee and investment advisor.

With respect to the shares referenced in this Note, the beneficial owners indicated in (c) have sole voting and investment power and the beneficial owners indicated in (a) and (b) have shared voting and investment power.

(3)                                 Includes 33,140 shares credited to James G. Gidwitz’s account in the Employees Profit Sharing Retirement Plan.

(4)                                 Represents ownership of 115,000 shares reported in a Schedule 13G dated December 31, 2016 (the latest Schedule 13G on file), by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC (FAS). According to the Schedule 13G, the shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. FAS, as the investment adviser, retains sole investment and voting power over the shares.

(5)                                 Does not include 727,126 shares held indirectly by James G. Gidwitz through CMC Partnership or 126,208 shares held indirectly by James G. Gidwitz through CMC-GFAM Partnership, over which he has shared voting and investment power.

(6)                                 Does not include 727,126 shares held indirectly by Betsy R. Gidwitz through CMC Partnership over which she has shared voting and investment power.

(7)                                 Does not include 727,126 shares held indirectly by Ralph W. Gidwitz through CMC Partnership over which he has shared voting and investment power.

(8)                                Does not include 727,126 shares held indirectly by Ronald J. Gidwitz through CMC Partnership or 126,208 shares held indirectly by Ronald J. Gidwitz through CMC-GFAM Partnership, over which he has shared voting and investment power.

(9)                                 Includes 59,786 shares held by the Company’s Employees Profit Sharing Retirement Plan, which includes: (a) 33,140 shares credited to James G. Gidwitz’s account and (b) 26,646 shares credited to other employees’ or former employees’ accounts, as to which James G. Gidwitz and Mark S. Nichter share voting power (with respect to certain matters) as trustees of such Plan.

AUDIT COMMITTEE REPORT

Management is responsible for Continental Materials’ internal controls and financial reporting process. BKD is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing an opinion on the fairness of the presentation of those statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee consists of three directors, each of whom the Board has determined meets the independence criteria of the NYSE MKT and the Sarbanes-Oxley Act. The members of the Audit Committee are Peter E. Thieriot, Chairman, Darrell M. Trent and Thomas H. Carmody. The Board has determined that Peter E. Thieriot qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Charter

The Audit Committee’s duties and responsibilities are set forth in a written charter, which was initially adopted and approved by the Board on May 24, 2000 and most recently amended in May 2014 to address the “smaller company” and “controlled company” requirements of the Sarbanes-Oxley Act and the NYSE MKT corporate governance rules. A copy of the Charter and Powers of the Audit Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section.

In the course of fulfilling its responsibilities, the Audit Committee has:

•                  engaged BKD as the Company’s independent auditors;

•                  reviewed and discussed the Company’s audited financial statements with management and BKD;

•                  reviewed and discussed with management the selection, application and disclosure of critical accounting policies of the Company and the Company’s internal control procedures;

•                  discussed with BKD the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, regarding the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting;

•                  discussed with BKD the selection, application and disclosure of the Company’s critical accounting policies;

•                  discussed with BKD the audit plan, scope, identification of audit risks and the Company’s internal control procedures;

•                  received written disclosures and the letter from BKD required by the Public Company Accounting Oversight Board regarding BKD’s communications with the Audit Committee concerning independence;

•                  discussed with representatives of BKD the public accounting firm’s independence from the Company and management; and

•                  considered whether the provision by BKD of non-audit services is compatible with maintaining BKD’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Peter E. Thieriot (Chairman)

Darrell M. Trent

Thomas H. Carmody

INDEPENDENT AUDITORS

Fees for services performed by BKD and related expenses for the 2016 and 2015 fiscal years were as follows:

	2016	2015
Audit Fees (1)	$382,090	$352,014
Audit Related Fees (2)	27,550	—
Tax Fees (3)	40,040	37,800
All Other Fees (4)	—	—
Total	$449,680	$389,814

(1)                                 Consists of fees for the audit of our financial statements and the review of the financial statements included in the quarterly reports on Form 10-Q and the provision of attestation services in connection with statutory and regulatory filings or engagements.

(2)                                 Consists of fees for services relating to the audit of the consolidated annual financial statements including discussions of topics initiated by management.

(3)                                 Consists of fees for services related to tax compliance, tax advice and tax planning.

(4)                                 There were no fees incurred during either 2016 or 2015 that would be classified in the All Other Fees category.

In accordance with the applicable rules of the Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services to be provided by its independent registered public accounting firm. The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit the Company’s consolidated financial statements. The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has specified audit, audit-related, tax and regulatory services that may be performed by the independent registered public accounting firm. The engagement for those services specified in the policy requires the further, separate pre-approval of the Chairman of the Audit Committee or the entire Audit Committee, if specific dollar thresholds set forth in the policy are exceeded. Services not specified in the policy will require separate pre-approval by the Audit Committee. The audit, audit-related, tax and other services provided by BKD in 2016 and 2015, described above, were all approved by the Audit Committee in accordance with this policy.

PROPOSAL 3

RATIFICATION OF ENGAGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and the Audit Committee recommend ratification of the continued engagement of BKD as independent registered public accounting firm for the Company for the 2017 fiscal year ending December 30, 2017. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by stockholders. Therefore, an appropriate resolution ratifying the engagement will be submitted to the stockholders at the Annual Meeting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of BKD, the Audit Committee will consider the selection of another independent registered public accounting firm for 2017 and future years.

A representative of BKD is expected to be present at the stockholders’ annual meeting to respond to appropriate questions and to make a statement if he/she so desires.

The Audit Committee recommends that stockholders vote “FOR” the ratification of BKD as independent registered public accounting firm for the Company for the 2017 fiscal year.

EXPENSES OF PROXY SOLICITATION

The entire expense of preparing, printing and mailing the form of proxy and the material used for the solicitation thereof will be borne by the Company. In addition, the Company has retained the services of InvestorCom, Inc. to solicit proxies from nominees and brokers’ accounts at a cost of approximately $4,500 plus out-of-pocket expenses. Solicitation of proxies will be made by mail but also may be made through oral communications by directors, officers or employees of the Company who will receive no additional compensation for such efforts.

By Order of the Board of Directors,

James G. Gidwitz
Chairman of the Board

Chicago, Illinois
May 1, 2017

Appendix I

Continental Materials Corporation

Annual Incentive Compensation Plan

Effective January 1, 2017

I.                            Establishment and Purpose of the Plan

Continental Materials Corporation has established the Continental Materials Corporation Annual Incentive Compensation Plan (“Plan”). As explained in detail below, the amount of a bonus payable under the Plan is determined under on a formula which is based on both the performance of the Company and the successful individual performance of the participant “Bonus Award”).  For each Bonus Award, the performance of the Company and the participant is determined over the course of the 12-month period beginning on January 1 and ending on the following December 31 (the “Performance Year”).

The Plan’s purpose is to align the Company’s interests and the interests of the participants by providing incentive compensation for the achievement of Company and/ or successful individual performance. The Plan is intended to allow the Compensation Committee of the Company to pay compensation that may be exempt from section 162 of the Internal Revenue Code of 1986, as amended (the “Code.”)  No member of the Board or the Compensation Committee shall be liable for any action or determination made in good faith.

II.                       Eligibility and Participation

You are eligible to participate in the Plan for a Performance Year if you satisfy all of the following eligibility criteria:

•                                          You are an employee of the Company who is classified by the Company as a regular full-time or regular part-time employee.

•                                          You are invited to participate by the Chief Executive Officer of the Company or the Board of Directors.

•                                          You are not covered under a collectively bargained agreement.

If you are eligible to participate in the Plan for only part of the Performance Year, then you may participate in the Plan on a prorated basis for the Performance Year provided your participation in the Plan for the Performance Year would not be inconsistent with Code section 162(m). If you are eligible for prorated participation, the Bonus Award, if any, otherwise payable to you for the Performance Year will be prorated based on your percentage of time in an eligible position during the Performance Year.

III.                  Target Annual Bonus

For each Performance Year in which you are eligible to participate, you will be assigned a Target Annual Bonus, which will be a specified percentage of your annual base salary, determined based on your position. The Bonus Award, if any, that you ultimately receive for the Performance Year will be a percentage of your Target Annual Bonus, determined pursuant to Article IV.

IV.                   Steps for Determining Bonus Awards

Bonus Awards for a Performance Year will be determined pursuant to the following steps:

Step One: Establish Performance Goals

On or before March 31 of a Performance Year, the Compensation Committee of the Company will establish performance goals for each of the Plan’s Performance Metrics for the Performance Year. The Performance Metrics may include the following: earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA subject to adjustment to eliminate the effects of extraordinary transactions and events revenue; earnings before interest, income taxes and amortization of intangible assets as a percentage of the sum of the average shareholders’ equity plus the average funded debt for the year (“return on net investment”); expense levels; business development and financing milestones; total shareholder return; changes in the market price of the Company’s common stock; economic value-added; sales or revenue, developmental; acquisitions or strategic transactions; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; reimbursement decisions; working capital; earnings (loss) per share of the Company’s common stock; sales or market shares;

number of customers or units of products sold; and operating income and/or net annual recurring revenue, any of which may be (i) measured in absolute terms or compared to any incremental increase, (ii) measured in terms of growth, (iii) compared to another company or companies or to results of a peer group, (iv) measured against the market as a whole and/or as compared to applicable market indices and/or (v) measured on a pre-tax or post-tax basis (if applicable)  and Individual Performance. Adjustments may be made from year to year at the sole discretion of the Compensation Committee (or its designee) to include or exclude certain items in the calculations.

Individual Performance is tied to a successful participant’s performance based on pre-determined objectives, as determined by the Company and Compensation Committee.

The weight given to each Performance Metric to determine the percentage of the Bonus Award attributable to each Performance Metric will also be determined by the Compensation Committee for each Performance Year.

Step Two: Measure Achievement of Performance Metrics

After the end of the Performance Year, the Compensation Committee will evaluate the Company’s financial performance results for the Performance Year and/or each participant’s Individual Performance to determine the extent to which the performance goals were attained. The Compensation Committee will adopt a written resolution as to the extent of the attainment of the performance goals with respect to each of the Performance Metrics.

The specific amount of each Bonus Award for the Performance Year will then be determined by the Compensation Committee.

Special Rules with Respect to Executive Officers

Notwithstanding any other provision of the Plan, the Compensation Committee retains sole and complete discretion to determine the eligibility of, and any Bonus Award payable to, each executive officer covered by Code section 162(m).

V.                        Payment Conditions

Payment Date and Form of Payment. Bonus Awards will be made by March 15 of the year following the Performance Year for which the Bonus Awards are made (“Payment Date”). The Bonus Award, if any, will be paid in a single lump sum payment.

Required Employment on the Payment Date. Except as otherwise expressly provided in this Article V, to be eligible to receive payment of any Bonus Award, you must be employed by the Company on the Payment Date for that Bonus Award. In other words, except as expressly provided in this Article V, if you cease employment with the Company before the Payment Date, you will not be eligible to receive any Bonus Award that would otherwise have been payable to you if you had been a Company employee on that date. Conversely, if you are an employee of the Company on the Payment Date, you will be entitled to your Bonus Award, if any, even if you are not actively performing duties on that date. For example, if you are not required to report to work during a notification period applicable under a Company severance or separation plan, but you are still a Company employee during that period, and the Payment Date occurs during your notification period, you will remain eligible to receive your Bonus Award.

Exception Under Written Company Plan or Agreement. If you are specifically exempted, under a written Company plan or agreement, from the requirement to be employed on the Payment Date, you may remain eligible for payment of your Bonus Award, depending on the terms of the applicable written plan or agreement. In such cases, the terms of such written plan or agreement will govern in all respects.

Death. If your employment ceases prior to the Payment Date by reason of your death, but you otherwise met all eligibility criteria specified in Article II, your estate may receive a prorated portion of the Bonus Award, if any, that would have been paid had you lived to the Payment Date. In such a case, proration will be based on the percentage of time in the Performance Year during which you were employed and eligible to participate in the Plan. The prorated Bonus Award, if any, will be paid on the Payment Date.

No Guarantee of a Bonus Award. Nothing in this Plan guarantees that any Bonus Award will be made to any individual. Receipt of a Bonus Award in one year does not guarantee eligibility in any future year.

VI.                   Incentive Compensation Recoupment Policy

To the extent permitted by governing law, the Board may seek reimbursement of a Bonus Award paid to any executive officer in the event of a restatement of the Company’s financial results that reduced a previously granted Bonus Award’s size or payment. In that event, the Company will seek to recover the amount of the Bonus Award paid to the executive officers that exceeded the amounts that would have been paid based on the restated financial results.

VII.              Termination, Suspension or Modification and Interpretation of the Plan

The Board may terminate, suspend or modify (and if suspended, may reinstate with or without modification) all or part of the Plan at any time, with or without notice to participants. The Compensation Committee has sole authority over administration and interpretation of the Plan, and the Compensation Committee retains its right to exercise discretion as it sees fit.

The Compensation Committee reserves the exclusive right to determine eligibility to participate in this Plan and to interpret all applicable terms and conditions, including eligibility criteria, performance objectives and payment conditions, for the Company’s executive officers. The determinations and interpretations of the Compensation Committee will be conclusive.

All Bonus Awards are paid from the Company’s general assets. No trust, account or other separate collection of amounts will be established for the payment of Bonus Awards under the Plan. Bonus Awards are unfunded obligations of the Company, so if and when a Bonus Award becomes due, a participant’s rights to payment are no greater than the rights of a general unsecured creditor.

VIII.         Other

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between an employee and the Company. As applicable, it is understood that both the employee and the Company have the right to terminate the employee’s employment with the Company at any time, with or without cause and with or without notice, in acknowledgement of the fact that an employee’s employment relationship with the Company is “at will.”

This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding any other provision of this Plan, the Company and the Compensation Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Section 409A of the Code and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

CONTINENTAL MATERIALS CORPORATION Proxy Card For Annual Meeting On May 24, 2017 The undersigned hereby appoints James G. Gidwitz and Ronald J. Gidwitz as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, either individually or jointly, as desig-nated below, all the shares of common stock of Continental Materials Corporation held of record by the under-signed on April 5, 2017, at the Annual Meeting of Stockholders to be held on May 24, 2017, or any adjournment thereof. This proxy is revocable at any time before it is exercised. Such revocation may be effected by written notice to the Secretary of the Company, by executing a subsequent proxy or by voting at the meeting in person. Receipt of a separate notice of annual meeting and proxy statement is acknowledged by return of this proxy in accordance with the instructions on the other side of this proxy. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONTINENTAL MATERIALS CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSAL 2, and “FOR” the APPROVAL OF PROPOSAL 3. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2017. The proxy statement, Form 10-K for the year ended December 31, 2016 and the 2016 Annual Report to Stockholders are available at www.continental-materials.com/investor/. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. YOUR VOTE IS IMPORTANT. (Continued and to be signed on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side)

CONTINENTAL MATERIALS CORPORATION Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY To vote for all nominees listed below 1 Election of three nominees to the Board of Directors. Nominees: 01 Ralph W. Gidwitz 02 Theodore R. Tetzlaff, and 03 Peter E. Thieriot 2 Approval of the terms of the Company’s Annual Incentive Compensation Plan. FOR AGAINST ABSTAIN 3 Approval and ratification of the Directors’ appointment of BKD LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year ending December 30, 2017. (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.) FOR AGAINST ABSTAIN The Proxy is solicited on behalf of the Board of Directors of the Company. Signature Signature Date 2017 Please sign exactly as name appears above. Executors, administrators, trustees, guardians, attorneys-in-fact, etc. should give their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If stock is registered in two names, both should sign.